EXHIBIT 4.6

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 20, 2009 (this “Instrument”), by and among CHIQUITA BRANDS INTERNATIONAL, INC., a corporation duly organized and existing under the laws of the state of New Jersey, having its principal office at 250 East Fifth Street, Cincinnati, Ohio 45202 (the “Company”), BANK OF AMERICA N.A., as successor by merger to LASALLE BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 135 South LaSalle, Chicago, Illinois 60603, as resigning Trustee (the “Resigning Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having a corporate trust office at 45 Broadway, 14th floor, New York, New York 10006, as successor Trustee (the “Successor Trustee”).

RECITALS

WHEREAS, there are presently outstanding under a Senior Indenture, dated as of September 28, 2004, between the Company and the Resigning Trustee, as supplemented by Supplemental Indenture No. 1 dated as of February 4, 2008 (the “Indenture”):

(i) $250,000,000 in aggregate principal amount of the Company’s 7  1/2% Senior Notes due 2014 (the “Senior Notes”); and

WHEREAS, the Resigning Trustee wishes to resign as Trustee, the office or agency where the Securities may be presented for registration of transfer or exchange (the “Registrar”), the office or agency where notices and demands to or upon the Company in respect of the Securities or the Indenture may be served (the “Agent”) and the office or agency where the Securities may be presented for payment (the “Paying Agent”) under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Agent and Paying Agent under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 7.10 of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee and to the Company that:

(a) No covenant or condition contained in the Indenture and as amended by Supplemental Indenture No. 1 has been waived by the Resigning Trustee or, to the best of the knowledge of the Resigning Trustee, by the owners of the percentage in aggregate principal amount of the Senior Notes required by the Indenture to effect any such waiver.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c) To the best of the Resigning Trustee’s knowledge, the Company is not in default under the Indenture and no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(d) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(e) $250,000,000 in aggregate principal amount of the Senior Notes are outstanding.

(f) Interest on the Senior Notes has been paid to November 1, 2008.

(g) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession or control, of all documents relating to the trust created by the Indenture (the “Trust”) and all information in the possession or control of its corporate trust department relating to the administration and status of the Trust.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the Trust, all the rights, powers, duties and obligations of the Resigning Trustee under the Indenture and all property and money held by such Resigning Trustee under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby resigns as Registrar, Agent and Paying Agent under the Indenture. The Resigning Trustee, as Registrar, Agent, and Paying Agent, hereby assigns, transfers, delivers and confirms to the Successor Trustee all the rights, powers, duties and obligations of the Resigning Trustee, as Registrar, Agent, and Paying Agent, under the Indenture and any and all property and money held by such Resigning Trustee, as Registrar, Agent, and Paying Agent, under the Indenture, with like effect as if the Successor Trustee was originally named as Registrar, Agent, and Paying Agent under the Indenture. The

Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee. Notwithstanding the foregoing, the Resigning Trustee acknowledges and agrees that it assumes responsibility, but only to the extent required under the terms of the Indenture, for its actions and omissions during its term as Trustee.

ARTICLE TWO

THE COMPANY

Section 201. The Company hereby certifies that the Company is, and the officer of the Company who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Agent and Paying Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture.

Section 202. The Company hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Agent and Paying Agent under the Indenture. Pursuant to Section 7.10 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all the rights, powers, duties and obligations of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Company hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) It is a corporation duly and validly organized and existing pursuant to the laws of New Jersey.

(b) The Indenture was validly and lawfully executed and delivered by the Company, has not been amended or modified except as set forth herein, and is in full force and effect.

(c) The Securities are validly issued securities of the Company.

(d) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(e) No covenant or condition contained in the Indenture has been waived by the Company or by the Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f) There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

(h) All conditions precedent relating to the appointment of the Successor Trustee as successor Trustee under the Indenture have been complied with by the Company.

Section 204. The Company also hereby appoints the Successor Trustee as Registrar, Agent and Paying Agent under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Registrar, Agent, and Paying Agent.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Company that:

(a) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid, binding and enforceable obligation.

(b) The Successor Trustee is qualified and eligible under Section 7.09 of the Indenture to act as Trustee under the Indenture.

Section 302. Pursuant to Section 7.11 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and hereby assumes all the rights, powers, duties and obligations of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Company, shall cause a notice, in substantially the form annexed hereto marked Exhibit A, to be sent to each Holder of the Securities in accordance with Section 7.10 of the Indenture.

Section 304. The Successor Trustee hereby accepts its appointment as Registrar, Agent and Paying Agent under the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. All references in the Indenture and related documents to “corporate trust office” or other similar references to the corporate trust office of the trustee shall be deemed to refer to the corporate trust office of the Successor Trustee described in Section 406 of this Instrument.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Registrar, Agent and Paying Agent under the Indenture, and the appointment of the Successor Trustee in such capacities, shall be effective 10 business days after the date first above written.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Company also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 8.01 of the Indenture, which obligations shall survive the execution hereof. The Company and the Resigning Trustee acknowledge and agree that nothing contained herein or otherwise shall constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any action or inaction by the Resigning Trustee as Trustee, Registrar, Agent, and/or Paying Agent under the Indenture.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405. This Instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

BANK OF AMERICA N.A. as successor by merger to

LaSalle Bank, National Association

135 South LaSalle

Mailcode IL4-135-18-25

Chicago, Illinois

Fax: 312-904-4018

Tel: 312-904-2226

TO THE SUCCESSOR TRUSTEE:

Wells Fargo Bank, National Association

45 Broadway

14th floor

New York, New York 10006

Fax: 212-515-1589

Tel: 212-515-5244

TO THE COMPANY:

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, OH 45202

Att: General Counsel

Fax

Tel.: 513-784-8000

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

CHIQUITA BRANDS INTERNATIONAL, INC.

By	/s/ Michael B. Sims
Name:	Michael B. Sims
Title:	Vice President and Treasurer

BANK OF AMERICA N.A, as successor by merger to LASALLE BANK, NATIONAL ASSOCIATION, as Resigning Trustee

By	/s/ Margaret M. Muir
Name:	Margaret M. Muir
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Successor Trustee

By	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

EXHIBIT A

Notice to Holders of Chiquita Brands International, Inc. (the “Company”) 7  1/2% Senior Notes due 2014 (the “Securities”):

We hereby notify you of the resignation of LaSalle Bank, National Association as Trustee under the Indenture, dated as of September 28, 2004 (as supplemented, the “Indenture”), pursuant to which your Securities were issued and are outstanding.

The Company has appointed Wells Fargo Bank, National Association, whose corporate trust office is located at 45 Broadway, 14th floor, New York, New York 10006, as successor Trustee under the Indenture, which appointment has been accepted and has become effective.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor Trustee

By:
Name:
Title:

Date:             , 2009